Exhibit 99.1

Investor Relations Contact:	Public Relations Contact:
Stephanie Prince / Jody Burfening	pr@hipcricket.com
LHA
(212) 838-3777
sprince@lhai.com or ir@augme.com

Augme Technologies, Inc. Reports Third
Quarter Fiscal 2013 Results

Revenue Increases 19% to Record $7.4 Million Over Second Quarter

Revenue Increases 68% Over Third Quarter Fiscal 2012

NEW YORK – January 9, 2013 – Augme® Technologies, Inc. (OTCBB: AUGT), (“Augme”) (“the Company”) a technology and services leader in interactive media and mobile marketing and mobile advertising, today announced its operating results for the third quarter of fiscal 2013 ended November 30, 2012.

Third Quarter Highlights:

o	Revenue totaled $7.4 million compared to $6.2 million for the second quarter of fiscal 2013, a 19% increase, and compared to $4.4 million for the third quarter of fiscal 2012, a 68% increase.
o
Mobile advertising revenue increased by 53% to $2.9 million, compared to $1.9 million for the second quarter of fiscal 2013 and 3-fold compared to $0.9 million for the third quarter of fiscal 2012.  Mobile marketing revenue totaled $4.5 million, compared to $4.3 million for the second quarter of fiscal 2013 and $3.5 million for the third quarter of fiscal 2012.

o
New order bookings (the dollar value of contracts signed during the third quarter) totaled $5.5 million.  Approximately 83% of new orders were received from existing customers and 17% from new customers.

o	Backlog (the dollar value of signed contracts including deferred revenue and unbilled revenue) totaled $16.3 million as of November 30, 2012, compared to $18.9 million at August 31, 2012.
o
Implemented a restructuring plan that is expected to reduce ongoing operating expense and improve cash flow by approximately $6.0 million on an annual basis. The majority of the cost savings from the restructuring plan will be reflected in general and administrative expenses for the fourth quarter of fiscal 2013 with the remainder reflected in general and administrative expenses for the first quarter of fiscal 2014.

o	Customers completed over 24,000 campaigns in the third quarter, compared to 29,000 campaigns in the second quarter and 16,000 campaigns in the third quarter of fiscal 2012.
o	Crossed the 250,000 completed campaign mark, extending Hipcricket’s industry-leading track record in the mobile marketing and advertising industry.

“Last quarter we outlined our objectives to drive revenue, reduce costs and harvest our IP investments, and we executed well against those objectives in the third quarter,” said Robert F. Hussey, Chief Executive Officer. “First, we delivered sequential revenue growth of 19%, within our stated guidance range of 15-20% quarter-over-quarter growth on average, with mobile advertising rising by 53%. Bookings for the quarter reflect this significant increase in mobile advertising revenue, which consists of contracts that are shorter in duration than mobile marketing revenue.  As the number of mobile campaigns launched on our proprietary AD LIFE® platform increases, our proprietary AD LIFE® platform and Hipcricket’s brand leadership continues to draw new customers while existing customers continue to expand their allocation of spending budgets to mobile marketing and advertising campaigns.”

“Second, we completed a cost reduction plan that is expected to reduce ongoing operating expenses and improve cash flow by approximately $6.0 million on an annual basis. We also lowered capitalized IP costs from approximately $1.5 million per quarter to approximately $600,000 for the third quarter,” continued Hussey. “It’s important to note that net of the third quarter’s non-cash impairment charges of $5.8 million, total  operating expenses were flat with the second quarter due to expected non-recurring restructuring charges. Compared with the year ago third quarter, operating expenses declined by $2.6 million, or 19%. This improvement was achieved while revenues grew by 19% compared with the second quarter and by 68% compared with the third quarter of last year.”

Hussey concluded, “The combination of our outlook for continued revenue growth and the actions taken to reduce costs gives us confidence that we will achieve our goal of reaching operating cash flow breakeven in the second quarter of fiscal 2014, ending August 31, 2013, on quarterly revenue of $10.0 million, for a $40.0 million annualized run rate.  To reach $10.0 million in quarterly revenue we still expect to generate sequential revenue growth on average between 15% and 20%.”

Third Quarter Financial Results

For the third quarter of fiscal 2013 ended November 30, 2012, the Company reported revenue of approximately $7.4 million, an increase of approximately 19% versus revenue of $6.2 million in the second quarter of fiscal 2013 ended August 31, 2012 and an increase of 68% compared with revenue of approximately $4.4 million for the third quarter of fiscal 2012 ended November 30, 2011.

Mobile Marketing accounted for 60% of revenue and Mobile Advertising Solutions accounted for 40% of revenue during the third quarter of fiscal 2013.  Mobile Marketing revenue includes sales of messaging, mobile web and services; of these revenues approximately 66% were SaaS-based licenses.

Gross profit (revenue minus cost of revenue) increased 19% to $4.4 million, or 59% of revenue, for the third quarter of fiscal 2013, compared with gross profit of $3.7 million, or 60% of revenue, for the second quarter of fiscal 2013 and increased 45% versus gross profit of $3.0 million, or 68% of revenue, for the third quarter of fiscal 2012. The decrease in the gross profit margin compared to both prior periods reflects an ongoing mix shift in the Company's business toward mobile advertising revenue, which carries a higher cost of sales than mobile marketing revenue. The percentage of business derived from mobile ad network sales accounted for 40% of third quarter revenue compared with 31% of second quarter fiscal 2013 revenue and 20% in the third quarter of fiscal 2012.

Operating expenses, net of impairment loss, decreased to $10.8 million for the third quarter of fiscal 2013 compared with $10.9 million for the second quarter of fiscal 2013 and decreased 19% versus $13.4 million for the third quarter of fiscal 2012.  The decrease in expenses for both periods is primarily due to lower general and administrative expenses, which declined by 2% and 48% from the second quarter of fiscal 2013 and the third quarter of fiscal 2012, respectively. During the third quarter of fiscal 2013, the Company recorded a restructuring charge of $1.1 million.

The Company recorded a non-cash impairment loss of $(5.8) million in the third quarter of fiscal 2013 related to certain non-core IP assets that we have designated as held for sale and a decline in the fair value of a long-term asset.

The Company reported net loss of $(5.0) million, or $(0.05) per share, for the third quarter of fiscal 2013 after recording a favorable non-cash adjustment to the Hipcricket acquisition related contingent consideration of $7.3 million and an impairment loss of $(5.8) million. Excluding the acquisition related contingent consideration and impairment loss, net loss for the third quarter of fiscal 2013 was $(6.4) million, or $(0.05) per share. This compares to a net loss of $(2.3) million, or $(0.02) per share, in the second quarter of fiscal 2013 and a net loss of $(11.4) million, or $(0.13) per share, for the third quarter of fiscal 2012.

Operating results and non-cash charges are as follows:

Augme Technologies
NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES (Unaudited)

	Three Months Ended (in millions)
	November 30, 2012	August 31, 2012	November 30, 2011
Earnings before non-cash charges
Net loss as reported (GAAP)	$(5.0)	$(2.3)	$(11.4)
Stock option and warrant expense	1.4	1.5	3.5
Depreciation and amortization	1.6	1.6	1.2
Impairment of long-lived identified intangibles and decline in fair value of long-term investment	5.8	-	-
Acquisition related contingent consideration	(7.3)	(4.9)	1.0
(1) Earnings before non-cash charges	$(3.5)	$(4.1)	$(5.7)

(1)
Earnings before non-cash charges. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Earnings before non-cash charges is defined as net loss before depreciation expense on our fixed assets, amortization expense (including impairment) on our intangible assets, stock-based compensation and share based payments expense, and the change in acquisition contingent consideration. Earnings before non-cash charges should not be construed as a substitute for net loss or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as this measure is not defined by GAAP. However, the Company regards Earnings before non-cash charges as a complement to net loss and other GAAP financial performance measures, including an indirect measure of operating cash flow.

Conference Call Information

Management will host a conference call to discuss these results on Wednesday January 9, 2013 at 11:00 a.m. ET. To participate in the conference call, please call (866) 625-0328 (domestic call-in) or (706) 643-2088 (international call-in) and reference code #84586221.

A live webcast and replay will be available in the investor events section of Augme’s website (http://augme.com/investor_events).  All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 2:00 p.m. ET on January 9, 2013 until 11:59 p.m. ET on January 16, 2013 by calling (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering confirmation #84586221.  An archived replay of the conference call will also be available in the corporate section of the company's website.

About Augme Technologies, Inc.

Augme® Technologies, Inc. (OTCBB: AUGT) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Selling its products and services under the Hipcricket brand, Augme's platform has provided measurable successes in over 250,000 campaigns for its clients, which include many of America's brand-name leaders (e.g., Macy's, MillerCoors and Clear Channel) in a variety of industries, along with their agencies.

Augme's offerings allow marketers, brands, and agencies to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, MMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme's AD LIFE® platform facilitates consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE® solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business-to-consumer solutions, including national mobile couponing campaigns, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE®, Augme in 2011 acquired the assets of Hipcricket, Inc. and JAGTAG, Inc. and licenses the digital broadcast platform BOOMBOX®. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, San Francisco, Chicago, Miami and Tucson. For more information visit www.augme.com or www.hipcricket.com.

Augme Technologies™, Hipcricket®, Augme®, AD LIFE®, BOOMBOX®, AD SERVE® and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-13.

Forward-Looking Statements

This release includes forward-looking statements. All statements regarding the expected results of our restructuring and our expected future financial position, including management's revenue guidance, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," " and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme's Form 10-K for the year ended February 29, 2012 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

Augme Technologies, Inc.
Consolidated Balance Sheet
	November 30, 2012 (unaudited)	February 29, 2012
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,763,533	$11,428,825
Accounts receivable, net	6,112,742	3,734,945
Prepaid expenses and other current assets	555,689	487,321
Intangible assets held for sale	3,500,000	-
Total current assets	11,931,964	15,651,091

Property and equipment, net	128,772	292,492
Goodwill	47,484,708	47,484,708
Intangible assets, net	30,489,139	36,798,085
Deposits	239,511	365,700

TOTAL ASSETS	$90,274,094	$100,592,076

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$4,566,076	$2,613,238
Accrued liabilities	3,017,532	1,599,792
Deferred revenue	1,181,556	1,050,369
Short-term debt	236,161	-
Acquisition related contingent consideration	39,661	26,000,500
Total current liabilities	9,040,986	31,263,899

LONG TERM LIABILITIES
Accrued liabilities	56,726	113,277

TOTAL LIABILITIES	9,097,712	31,377,176

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 250,000,000 shares authorized; 116,054,565 and 94,434,817 shares issued and outstanding, respectively	11,605	9,443
Additional paid-in capital	168,526,789	141,738,528
Accumulated deficit	(87,362,012)	(72,533,071)
Total stockholders' equity	81,176,382	69,214,900

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$90,274,094	$100,592,076

Augme Technologies, Inc.
Consolidated Statements of Operations
(Unaudited)
	Three months ended
	November 30, 2012	August 31, 2012	November 30, 2011

REVENUES	$7,433,051	$6,189,220	$4,424,540

COST OF REVENUE	3,054,212	2,474,292	1,400,658

OPERATING EXPENSES:
Sales and marketing	3,814,930	3,911,686	3,734,592
Technology and development	1,927,193	1,833,318	1,765,199
General and administrative	3,457,777	3,541,298	6,700,203
Depreciation and amortization	1,597,443	1,589,005	1,236,520
Impairment of long-lived identified intangibles and decline in fair value of long-term investment	5,849,160	-	-

Total operating expenses	16,646,503	10,875,307	13,436,514

LOSS FROM OPERATIONS	(12,267,664)	(7,160,379)	(10,412,632)

OTHER INCOME:
Interest income (expense), net	(39,856)	224	2,093
Acquisition related contingent expense	7,339,173	4,860,557	(966,750)

NET LOSS	$(4,968,347)	$(2,299,598)	$(11,377,289)

BASIC AND DILUTED NET LOSS PER SHARE	(0.05)	(0.02)	(0.13)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	108,460,588	96,317,373	84,758,161

Augme Technologies, Inc.
Consolidated Statements of Operations
(Unaudited)
	Nine months ended
	November 30, 2012	November 30, 2011

REVENUES	$18,700,622	$6,917,448

COST OF REVENUE	7,464,449	2,175,937

OPERATING EXPENSES:
Sales and marketing	11,319,153	6,792,257
Technology and development	5,937,333	3,023,023
General and administrative	10,441,082	13,589,610
Depreciation and amortization	4,681,129	1,789,776
Impairment of long-lived identified intangibles and decline in fair value of long-term investment	5,849,160	-

Total operating expenses	38,227,857	25,194,666

LOSS FROM OPERATIONS	(26,991,684)	(20,453,155)

OTHER INCOME:
Interest income, net	(36,987)	21,623
Acquisition related contingent expense	12,199,730	(966,750)

NET LOSS	$(14,828,941)	$(21,398,282)

BASIC AND DILUTED NET LOSS PER SHARE	(0.15)	(0.30)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	99,718,225	70,422,761

Augme Technologies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended
	November 30, 2012	August 31, 2012	November 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,968,347)	$(2,299,598)	$(11,377,289)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,597,443	1,589,005	1,236,520
Bad debt expense	7,350	15,074	(3)
Non-cash interest expense	36,757		-
Warrants isssued for advisory services	-	-	238,990
Common stock issued for services	-	625,000
Impairment of long-lived identified intangibles and decline in fair value of long-term investment	5,849,160	-	-
Loss on sale or disposal of fixed assets	400	-	-
Stock option and warrant expense	1,376,102	1,515,630	3,509,943
Fair value adjustment of acquisition related contingent consideration	(7,339,173)	(4,860,557)	966,750

Changes in operating assets and liabilities:
Accounts receivable	(1,351,732)	(1,056,321)	(534,680)
Prepaid expenses and other current assets	110,173	(112,962)	60,023
Deposits	27,496	(14,940)	(456,398)
Accounts payable and accrued liabilities	1,017,936	1,655,034	2,875,315
Deferred revenue	311,700	9,843	(579,856)
Long-term liability	(23,440)	(12,798)	-

NET CASH USED IN OPERATING ACTIVITIES	(3,348,175)	(2,947,590)	(4,060,685)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of patents	(131,704)	(121,452)	(63,800)
Cash paid for patent defense costs	(470,118)	(860,591)	(783,775)
Cash paid for purchase of assets of businesses, net of cash acquired	-	-	(1,000,000)
Cash paid for acquisition related contingent consideration	(1,182,209)	-	-
Additions to property and equipment	-	-	5,963

NET CASH USED IN INVESTING ACTIVITIES	(1,784,031)	-	(994,037)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received from the sale of common stock, net	6,162,455	-	18,743,052
Proceeds received from the issuance of short-term debt	450,000	-	-
Payments on short-term debt	(200,000)	-	-
Proceeds received from the exercise of stock options and warrants	7,500	1,162,777	932,134

NET CASH PROVIDED BY FINANCING ACTIVITIES	6,419,955	1,162,777	19,675,186

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,287,749	(1,784,813)	14,620,464
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	475,784	3,242,640	3,174,474
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,763,533	$1,457,827	$17,794,938